Exhibit 99(i)
Woodward Governor Company
Additional Exhibit — Description of Annual Report Graphs
Below is a description of the charts appearing under “Financial Highlights” on page 1 of our 2004 Annual Report filed on Form 10-K.
NET SALES:
The column chart for consolidated net sales is presented in millions of dollars for the fiscal years ended 2001 through 2005. Plot points are $679, $680, $587, $710, and $828, with the first plot point for 2001.
NET EARNINGS:
The column chart for net earnings is presented in millions of dollars for fiscal years 2001 through 2005. Plot points are $53, $43, $12, $31, and $56, with the first plot point for 2001.
NET EARNINGS:
The column chart for net earnings and cash dividends per share is presented in dollars for fiscal years ended 2001 through 2005. Plot points for net earnings per diluted share are $4.59, $3.69, $1.08, $2.71, and $4.78, with the first plot point for 2001. Plot points for cash dividends per share, are $0.93, $0.93, $0.9525 $0.96, and $1.04, with the first plot point for 2001.